Exhibit 10.10

CONFIDENTIAL PORTIONS OF THIS AMENDED AND RESTATED LICENSE AMENDMENT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO 9 METERS BIOPHARMA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [ ].

AMENDED AND RESTATED LICENSE AGREEMENT
This AMENDED AND LICENSE AGREEMENT (this “Agreement”) is entered into effective May 1, 2020 (the “A&R Effective Date”) by and between Naia Rare Diseases, Inc., a Cayman Islands corporation with a principal office at 336 Bon Air Center, P.O. Box 341, Greenbrae, CA 94904 (“Naia”), and Amunix Pharmaceuticals, Inc., a Delaware corporation with a principal office at 500 Ellis Street, Mountain View, CA 94043 (“Amunix”), referred to collectively as the “Parties” and individually as the or a “Party”.
BACKGROUND

A.Amunix and Naia are parties to that certain License Agreement dated as of December 9, 2014 (the “Existing License Effective Date”), as amended September 22, 2016, March 29, 2017, and January 14, 2019 (the “Existing License”).
B.Amunix and Naia wish to amend and restate the Existing License as set forth herein in order to, inter alia, facilitate the acquisition of Naia’s assets and/or business related to the subject matter hereof by Innovate Biopharmaceuticals, Inc. (“INN”) or an Affiliate thereof (which acquisition will include the assignment (by operation of law) of this Agreement to INN or an Affiliate thereof).
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 0
AMENDMENT AND RESTATEMENT
The Parties hereby agree that, effective as of the A&R Effective Date, the Existing License is hereby amended and restated to reflect the terms and conditions set forth in this Agreement
ARTICLE 1
DEFINITIONS

The following initially capitalized terms have the following meanings as used in this Agreement, derivative forms of them shall be interpreted accordingly, and the words “includes,” “including” and other conjugations of the verb “to include” shall be deemed followed by the phrase “without limitation” (and drawing no implication from the inconsistent actual inclusion or non-inclusion of such phrase in the text):
1.1“Active Moiety” means the portion of a Research Construct and/or Licensed Product, in either case, that is an engineered protein sequence, non-naturally occurring protein sequence, or a native protein sequence (including analog derivatives based on a native sequence) with binding affinity to a Target Set that is responsible for biological activity. Active Moieties can bind to one or multiple targets. For avoidance of doubt, Active Moiety does not include an XTEN Sequence.

1.2“Affiliate” means any corporation, company, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with either Party to this Agreement. For purposes of this definition, “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or shares of stock entitled to vote for the election of directors, in the case of a corporation, fifty percent (50%) or more of the equity interests, in the case of any other entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question.

1.3“Amunix Background Technology” means any Know-How or Amunix Listed Patents relating to the composition of matter, properties, use, or manufacture of XTEN Sequences or Licensed Products, which Know-How and Amunix Listed Patents in each case (a) are Controlled by Amunix or an Affiliate thereof and (b) in the case of Know-How, exists as of and/or was conceived prior to the Existing License Effective Date, or is developed or obtained by Amunix or an Affiliate thereof independently of the Agreement without the use of Naia’s Confidential Information, and in the case of Amunix Listed Patents, claims or discloses inventions conceived prior to the Existing License Effective Date or developed by Amunix or an Affiliate thereof independently of this Agreement without the use of Naia’s Confidential Information, or was obtained by Amunix not from Naia or its Affiliate, and in each case all Intellectual Property related to such Know-How and Amunix Listed Patents Controlled by Amunix or an Affiliate thereof, subject to Section 9.5. For purposes of clarity, Amunix Background Technology does not include the formulation(s) or other embodiment(s) of Research Constructs or Licensed Product made by Amunix or an Affiliate thereof pursuant to the Research Plan (as defined in the Existing License).

1.4 “Amunix Improvements” means any Know-How, invention or discovery (and all Intellectual Property claiming or covering such invention or discovery) (a) conceived, discovered, or made in the course of the Research Program (as defined in the Existing License) or otherwise in connection with this Agreement by either Party (or any Affiliate thereof), solely or jointly with the other Party (or any Affiliate thereof) or (b) conceived, discovered, or made by or on behalf of Naia (or any Affiliate thereof) or any Sublicensee in the development or commercialization of the Licensed Product or any Backup Molecule, in each of cases (a) and (b), whether patentable or not, to the extent such Know-How, invention or discovery is (i) related solely to Amunix Background Technology concerning XTEN Sequences or (ii) (1) directly related to XTEN Sequences, but excluding modifications to Naia Background Technology or Naia Improvements for use with XTEN Sequences, and (2) severable from Naia Background Technology. For purposes of clarity, (x) Amunix Improvements includes (I) any and all derivative, modified, or truncated amino acid sequence compositions of XTEN Sequences conceived, discovered, or made in connection with this Agreement by either Party(or any Affiliate thereof), solely or jointly with the other Party (or any Affiliate thereof), or any Sublicensee, (II) any XTEN Modifications conceived or discovered by either Party (or any Affiliate thereof), solely or jointly with the other Party (or any Affiliate thereof), or any Sublicensee as a result of Naia’s, its Affiliate’s, or Sublicensee’s exercise of any rights granted by Amunix under this Agreement or knowledge of Amunix’s Confidential Information, or (III) methods of making such amino acid sequence compositions conceived, discovered, or made in the course of the Research Program or otherwise in connection with this Agreement by either Party (and in each case of clauses (I) – (III) all Intellectual Property claiming or covering such invention or discovery) and, notwithstanding anything to the contrary, (y) Amunix Improvements do not include, to the extent conceived, generated, or invented by or on behalf of Naia, any Affiliate thereof, or any Sublicensee, solely or jointly with Amunix, any Affiliate thereof, or any Third Party, any methods or uses for the treatment of indications or treatment regimens for Licensed Products or XTEN Sequences.

1.5 “Amunix Intellectual Property” means Amunix Background Technology, Amunix Improvements, Amunix Listed Patents, and Product-specific Patents.
1.6 “Amunix Listed Patents” means (a) all Patents and patent applications listed in Exhibit A (as may be periodically updated by written notice from Amunix to Naia) and any and all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing, all patent applications (including provisional and utility applications) claiming priority to the patents and patent applications listed in Exhibit A, in each case that Cover XTEN Sequences (“XTEN Patents”) or Research Constructs (including any Licensed Products); (b) all Patents issuing on any of the foregoing that Cover XTEN Sequences or Research Constructs (including any Licensed Product); (c) all reissues, reexaminations, renewals and extensions of any of the foregoing that Cover XTEN Sequences or Research Constructs (including any Licensed Products); (d) all counterparts to the foregoing in other countries that Cover XTEN Sequences or Research Constructs (including any Licensed Products); and (e) all Supplementary Protection Certifications, restoration of patent term and other similar rights of Amunix or its Affiliates based on any of the foregoing.
1.7 “Amunix Patents” means Patents included within the Amunix Intellectual Property.
1.8 “Backup Molecule” means, with respect to the Licensed Product, the up to three (3) total Research Constructs developed by Naia, its Affiliates, or Sublicensees for development pursuant to Section 2.3, which in each case contain the same or functionally equivalent Active Moieties as the Lead Molecule and no additional Active Moieties.
1.9 “Calendar Quarter” means a financial quarter based on the fiscal year that is used by Naia and its Affiliates for internal and external reporting purposes; provided, however, that the first Calendar Quarter for the first Calendar Year extends from the A&R Effective Date to the end of the then current Calendar Quarter and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of the Agreement.
1.10 “Calendar Year” means the period beginning January 1 and ending December 31, unless otherwise agreed to by the Parties for such intervals that may begin during the course of a given year.
1.11 “Change of Control” means the occurrence of any of the following: (a) a Party enters into a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets or business (or that portion thereof to which this Agreement relates), or other similar transaction or series of transactions with a Third Party; or (b) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of such Party. Notwithstanding the foregoing, (1) a stock sale to underwriters of a public offering of a Party’s capital stock or other Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party or (2) a shift in the majority of the voting power of Naia as a resulting of a financing in which Naia issues convertible preferred shares or other securities to investors (including existing investors) in an arm’s length transaction shall not constitute a Change of Control.
1.12 “Commercially Reasonable Efforts” means, with respect to each Party’s obligations under this Agreement, the carrying out of such obligations with a level of effort and resources consistent with the commercially reasonable practices of a similarly situated company with similar rights in the pharmaceutical or biotechnology industry that would be applied to the research, development or commercialization, as applicable, of a similar technology with similar market potential.
1.13 “Confidential Information” of a Party means any and all information disclosed by or on behalf of such Party or an Affiliate thereof to the other Party or an Affiliate thereof under this Agreement, whether in oral, written, graphic or electronic form.
1.14 “Control”, “Controls”, or “Controlled by” means, with respect to any Intellectual Property right, the possession of (whether by ownership or license, other than licenses granted pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing as of the first time such Intellectual Property right is within the license (or sublicense) granted to the other Party hereunder.
1.15    “Cover” (in all its verb and adjectival forms, such as “Covered” and “Covers”) means (a) with respect to Valid Patent Claims in an issued patent, that, in the absence of a license, the use, sale, or manufacture of the product in question would infringe such Valid Patent Claim or (b) with respect to a Valid Patent Claim in a pending application, that, in the absence of a license, the use, offer for sale, sale, importation or manufacture of the product in question would infringe such Valid Patent Claim, should such claims issue substantially as pending.

1.16	“Development Stage” means each of the “Stages” detailed in Table 2.2.

1.17 “FDA” means the U.S. Food and Drug Administration or its successor.
1.18 “Field” means the research, development, manufacture and sale of Licensed Products for all diagnostic, therapeutic, prophylactic, or ameliorative applications in humans, including the diagnosis, treatment and prevention of disease, in all Indications and forms of administrations in humans.
1.19     “First Commercial Sale” means, with respect to a given Licensed Product, when Net Sales are first generated in an arm’s length transaction and shipment of the Licensed Product to a Third Party by Naia or its Affiliate or a Sublicensee in a country in the Territory following applicable Regulatory Approval of the Licensed Product in such country.

1.20    “Generic Product” shall mean, with respect to a Licensed Product sold by Naia, an Affiliate thereof, or a Sublicensee hereunder, and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party for the same Indication as such Licensed Product (or an Indication included within the Indication for which such Licensed Product is sold); (b) contains the corresponding Licensed Product or substantial equivalent(s) of the active pharmaceutical ingredient(s) of the corresponding Licensed Product in such country; and (c) such product, as and to the extent required, is approved through an abbreviated process (similar, with respect to the United States, to an Abbreviated New Drug Applications under Section 505(j) of the Federal Food, Drug and Cosmetic Act (21 USC 355(j)) or is approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, U.S.C. 262, Section 351 of the Public Health Service Act, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorisation and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process outside of the US or EU to the foregoing, in each case that relies on or incorporates data generated by Naia or any of its Affiliates or Sublicensees for the corresponding Licensed Product under this Agreement in connection with such approval.

1.21    “GLP-1 Agreement” means that certain Second Amended and Restated License Agreement between the Parties dated as of the A&R Effective Date (the “GLP-1 License”).

1.22    “IND” means an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3 or its equivalent in any country.

1.23    “Indication” means a disease or pathological condition for which a separate pivotal clinical program is required and regulatory materials are filed for the purpose of obtaining a Regulatory Approval.

1.24    “Intellectual Property” means Patents, trade secrets, copyrights, trademarks, service marks and other intellectual property or proprietary rights (including, without limitation,

applications relating thereto) in any inventions, techniques, Know-How or discoveries, whether or not patentable.

1.25    “Know-How” means all technical information, including inventions, discoveries, unpatented and proprietary ideas, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

1.26    “Lead Molecule” means the molecule comprised of an Active Moiety and a single XTEN Sequence that is set forth on Exhibit B or such Backup Molecule that may become the Lead Molecule as set forth in Section 2.3.

1.27    “Licensed Product” means (a) the Lead Molecule, (b) any of the up to three (3) Backup Molecules that all share (i) the same or functionally equivalent Active Moieties and (ii) a single XTEN Sequence, wherein the combination of the Active Moieties and XTEN Sequence binds to GLP-2 receptor Target, selected for development by Naia pursuant to Section 2.3, or (c) any product incorporating the Lead Molecule or any such Backup Molecule.

1.28    “Naia Background Technology” means any Know-How and Patents relating to the composition of matter, properties, use, or manufacture of Active Moieties, proteins, peptides, nucleotide-based molecules or small molecules which Know-How and Patents in each case (a) owned, licensed, or controlled by Naia or an Affiliate thereof and (b) in the case of Know-How, exists as of and/or was conceived prior to the Existing License Effective Date, or is developed or obtained by Naia or an Affiliate thereof independently of the Agreement without the use of Amunix’s Confidential Information, and in the case of Patents, claims or discloses inventions conceived prior to the Existing License Effective Date or developed by Naia independently of the Agreement without the use of Amunix’s Confidential Information, or were obtained by Naia independently of the Agreement after the Existing License Effective Date, and in each case all Intellectual Property related to such Know-How and Patents.

1.29    “Naia Improvements” means any Know-How, invention or discovery (and all Intellectual Property claiming or covering such invention or discovery) conceived, discovered, or made by or on behalf of Naia, its Affiliates, or its or their agents, Sublicensees, or contractors (other than Amunix), alone or jointly with any Third Party, in the course of the Research Program or otherwise in connection with this Agreement, whether patentable or not, that (i) are directly related to GLP-2 receptor agonists and/or analogs of GLP-2 discovered or invented by or on behalf of Naia, any Affiliate thereof, or any Sublicensee, alone or jointly with any Third Party, and any Intellectual Property claiming or Covering such invention or discovery, (ii) are methods or uses for the treatment of indications or treatment regimens for Licensed Products or XTEN Sequences, or (iii) comprise, or are related to, other active pharmaceutical ingredients or therapeutic moieties. For the avoidance of doubt, (a) “Naia Improvements” excludes (I) any and all XTEN Sequences and derivative, modified, or truncated amino acid sequence compositions of XTEN Sequences conceived, discovered, or made in connection with this Agreement, or as a result of using Amunix’s Confidential Information, by either Party (or any Affiliate thereof), solely or jointly with the other Party (or any Affiliate thereof), (II) any XTEN Modifications conceived, discovered, or made that were enabled as a result of the exercise of rights granted by Amunix under this Agreement, or as a result of using Amunix’s Confidential Information, by either Party (or any Affiliate thereof), solely or jointly with the other Party (or any Affiliate thereof), or (III) methods of making such amino acid sequence compositions in (I) or (II) conceived, discovered, or made in connection with this Agreement, or as a result of using Amunix’s Confidential Information, by either Party or any Affiliate thereof, whether or not included in a composition of any modified or unmodified GLP-2 and (b) such XTEN Sequences and sequence variants thereof described in (a) shall be considered either “Amunix Background Technology” or “Amunix Improvements”, as appropriate.

1.30    “Naia Intellectual Property” means Naia Background Technology and Naia Improvements.

1.31    “Naia Patents” means Patents under Naia Intellectual Property.

1.32    “Net Sales” means the gross amounts invoiced and received by Naia, its Affiliates, or Sublicensees for all sales or transfers of any Licensed Product to Third Parties during the applicable Royalty Term for such Licensed Product, less the following amounts to the extent actually incurred or paid by Naia, its Affiliates, or Sublicensees with respect to such sales or transfers:

(a)trade, cash and quantity discounts, charge backs or rebates actually allowed or taken, including discounts or rebates to governmental; wholesalers and other distributors; pharmacies and other retailers; buying groups; health care insurance carriers; pharmacy benefit management companies; regulatory authorities; Third Parties associated with patient assistance programs; or managed care organizations;
(b)credits or allowances actually given or made for rejection of, or return of previously sold Licensed Products;
(c)any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced price;
(d)any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of the Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever;
(e)any import or export duties or their equivalent borne by the seller; and
(f)wholesaler, distributor, and inventory management fees.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and determined in the ordinary course of business based on its accounting standards and practices consistently applied across its product lines and verifiable based on conventional industry practices. All such discounts, allowances, credits, rebates, and other deductions shall, for purposes of calculating Net Sales hereunder, when offered in conjunction with discounts, allowances, credits, or rebates on other products sold for separately stated prices, not be deducted hereunder to the extent offered as an enticement or in exchange for purchasing such other products such that the Licensed Product bears a disproportionate portion of such deductions as related to such other products. Notwithstanding anything in this Agreement to the contrary, the transfer of the Licensed Product between or among Naia, its Affiliates, and Sublicensees will not be considered a sale, provided, that in the event an Affiliate or Sublicensee is the end-user of Licensed Product, the transfer of Licensed Product to such Affiliate or Sublicensee shall be included in the calculation of Net Sales at the average selling price charged in the applicable country in an arm’s length sale to a Third Party who is not an Affiliate or Sublicensee in the relevant period. Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration. Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as samples, or under compassionate use, named patient sales, patient assistance, or test marketing programs or other similar programs or studies where the Licensed Product is supplied at or below cost shall not result in any Net Sales however if Naia or any of its Affiliates or Sublicensees charges an amount for such Licensed Product in excess of Naia’s, its Affiliates’, or its Sublicensees’ cost therefor, the amount billed will be included in the calculation of Net Sales, but for the sake of clarity such disposition or use of the Licensed Product shall never constitute a First Commercial Sale.
If (i) the Licensed Product is sold and not invoiced separately in the form of a combination product containing both the Licensed Product and one or more independently therapeutically active pharmaceutical molecules (i.e., a chemical entity performing a therapeutic or prophylactic function distinct from the enhancement of the activity or bioavailability of the Licensed Product itself), (ii) the Licensed Product is sold in a form that contains (or is sold bundled for a single price with) a delivery device therefor (in either case ((i) or (ii)), a “Combination Product”), or (iii) the Licensed Product is sold as both a combination described in (i) and with a delivery device as set forth in (ii), then Net Sales the purpose of calculating royalties owed under this Agreement for sales of such Licensed Product sold in such a manner in a particular country shall be determined as follows: first, Naia shall determine the actual Net Sales of such Combination Product in such country (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the weighted average sales price of the Licensed Product if and when sold separately in finished form in such country, and B is the weighted average sales price of any other active pharmaceutical molecule(s) and/or delivery device(s) in the combination if and when sold separately in finished form in such country. If the Licensed Product in the combination is not sold separately in finished form in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the following formula: one (1) minus B / C where B is the weighted average sale price(s) of the other active pharmaceutical molecule(s) or delivery device(s) in the combination when sold separately in finished form in such country and C is the weighted average sale price of the Combination Product in such country (if there is more than one other active pharmaceutical molecule(s) or delivery device(s), B shall equal the sum of all such other active pharmaceutical molecules’ or delivery devices’ weighted average sale prices in such country). If any other active pharmaceutical molecule(s) or delivery device(s) in the combination is not sold separately in finished form in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the weighted average sales price of the Licensed Product if sold separately in finished form in such country and C is the weighted average sales price of the Combination Product in such country. If neither the Licensed Product nor any other active pharmaceutical molecule or delivery device in the Combination Product is sold separately in finished form in the applicable country, the adjustment to Net Sales for such country shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Licensed Product in the Combination Product to the total fair market value of such Combination Product.
1.33    “Non-Royalty Sublicense Income” means payments received by Naia or an Affiliate thereof as consideration for the grant of a sublicenses to Third Parties with respect to Amunix Intellectual Property under this Agreement, including, but not limited to, up-front payments, milestone payments, and the like, but specifically excluding (i) royalties on the sale or distribution of Licensed Product(s), (ii) funding received from a Sublicensee or an Affiliate thereof, following execution of the applicable sublicense, for specific research, development, or other services performed by Naia or an Affiliate thereof with respect to Licensed Products following the execution of such sublicense, to the extent such funding does not exceed Naia’s and its Affiliates’ reasonable, documented cost of performing such research, development, or other services, and (iii) purchases of Naia’s or its Affiliates’ equity or debt securities, to the extent the price paid therefor does not exceed the fair market value thereof, as reasonably determined in good faith by Naia’s Board of Directors

1.34    “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.35    “Party” means Naia or Amunix.

1.36    “Phase I Clinical Trial” means, wherever in the world conducted, a study in humans, the principal purpose of which is preliminary determination of safety in healthy individuals or patients that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(a) in the U.S. or its foreign equivalent.

1.37    “Phase II Clinical Trial” means, wherever in the world conducted, a study in humans of the short-term side effects and risks associated with a product and its efficacy for the indication under investigation in such study, that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(b) in the U.S. or its foreign equivalent.

1.38    “Phase III Clinical Trial” means, wherever in the world conducted, a study in humans of the safety and efficacy of a product, which is prospectively designed to demonstrate statistically whether such product is safe and effective for use in the indication under investigation in a manner sufficient to file to obtain Regulatory Approval to market and sell that product in the

U.S. or any other country for the indication under investigation in such study that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(c) in the U.S. or its foreign equivalent. Phase III Clinical Trials also include any and all human clinical trials that serve as pivotal clinical trials, even if officially designated as phase II clinical trials.

1.39    “Product-specific Patents” means all Patents that: (a) claim or Cover inventions made by or on behalf of Naia, Amunix, any Affiliate of either of the foregoing, or Sublicensees, or any combination of the foregoing, after the Existing License Effective Date pursuant to this Agreement that relate directly and specifically to (i) a composition that combines an XTEN Sequence with an Active Moiety; (ii) a composition comprising the Licensed Product, or (iii) methods of use of such a composition within (a)(i) or (a)(ii), except such Patents, or inventions Covered thereby, that (x) directly relate to or Cover any therapeutically active ingredients or moieties other than an XTEN Sequence or Active Moiety or (y) would be included in Naia Improvements pursuant to clause (ii) of the first sentence of Section 1.33; or (b) claim or Cover inventions made prior to the Existing License Effective Date by or on behalf of Amunix or an Affiliate thereof that relate specifically to (i) a composition that combines an XTEN Sequence with an Active Moiety; (ii) a composition comprising the Licensed Product, or (iii) methods of use of a composition within (b)(i) or (b)(ii) that are subject to license under this Agreement and that are not XTEN Patents. For clarity, an XTEN Patent that has one or more claims that Cover the Licensed Product is not a Product-specific Patent.

1.40    “Regulatory Approval” means all approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations (including marketing authorizations) of any governmental authority necessary for the development, manufacture, use, marketing, sale or commercialization of a pharmaceutical (including small molecule or biologic) product.

1.41    “Research Construct” means an individual molecule comprised of an Active Moiety and a single XTEN Sequence, wherein 1) the molecule is created either as a monomeric fusion protein or as a conjugate of an Active Moiety and an XTEN; 2) the combination of the Active Moiety and XTEN Sequence binds to the GLP-2 receptor Target; and 3) the molecule was selected for research and evaluation under a Research Plan in order to identify and select the Licensed Product, Lead Molecule, or as a Backup Molecule for development by Naia.

1.42    “Side Letter” means that certain letter agreement, dated April __, 2020, between Amunix and Naia.

1.43    “Stage Period” means the time period associated with each “Stage” detailed in Table 2.42.

1.44    “Sublicensee” means a Third Party to which Naia, its Affiliate, or a prior Sublicensee grants a sublicense of the rights granted to Naia under the Product License in accordance with Section 2.4(b).

1.45     “Sublicensee Background Technology” means any Know-How and Patents (a) owned, controlled, or licensed by a Sublicensee or an Affiliate thereof and (b) in the case of Know-How, exists as of and/or was conceived prior to the date of such sublicense, or is developed or obtained by such Sublicensee or Affiliate thereof independently of this Agreement (and such sublicense) without the use of Amunix’s Confidential Information, and in the case of Patents, claims or discloses inventions conceived prior to the date of such sublicense or developed by Sublicensee or its Affiliates independently of the Agreement without the use of Amunix’s Confidential Information, or were obtained by such Sublicensee or its Affiliate independently of the Agreement after the date of such sublicense, and in each case all Intellectual Property related to such Know-How and Patents.

1.46    “Target” means a biological target or cell receptor ligand to which an Active Moiety has specific binding affinity.

1.47    “Target Set” means, with respect to a Research Construct and/or Licensed Product, all Targets for which the Active Moiety contained within such Research Construct and/or Licensed Product has demonstrated clinically relevant binding affinity. For clarity, for purposes of the Agreement, the Parties agree that the Target Set for the Lead Molecule and the Licensed Product is designated to be GLP-2 receptor.

1.48    “Territory” means worldwide.

1.49    “Third Party” means any entity other than Naia, Amunix, or an Affiliate of either Party.

1.50    “U.S. Dollar” and “$” each means United States dollars, the legal currency of the United States.

1.51    “Valid Patent Claim” means a claim of a Patent, which claim is pending and has not been finally abandoned or finally rejected or is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, shall be taken or can be taken.

1.52    “XTEN Sequence” means each sequence shown on Exhibit C attached hereto, as it may be amended from time to time by written agreement of the Parties, and derivative, modified or truncated sequences encompassed by Amunix Improvements, as well as XTEN Modifications generated pursuant to Section 2.4(c)(ii), below. For avoidance of doubt, an XTEN Sequence does not include an Active Moiety with which it may be combined in the formation of a Research Construct or Licensed Product.

ARTICLE 2
2.1Research Program.

(a)Lead Molecule. Naia has selected, and Amunix agrees, that the Lead Molecule shall be that described on Exhibit B, which has a GLP-2 analog as its Active Moiety and the Target Set therefor is GLP-2 receptor.
(b)Development Committee. Amunix and Naia will create a development committee (“Development Committee”) comprised of three members; two from Naia and one from Amunix. One of the representatives from Naia will chair the Development Committee. The Development Committee will meet at least twice annually at six-month intervals to review the progress of the collaboration and recommend changes to the development program to Naia. The Development Committee will continue to meet until the earlier of (1) approval of a Licensed Product by FDA, EMEA or PMDA or (2) grant of a sub-license of the Licensed Product.

(c)Research Records. Amunix shall keep detailed, written records of all activities performed under the Research Program (as defined under the Existing License). In addition, each Party shall have the disclosure obligations under Section 4.1.
2.2Research and Development Programs: Development Stages and Diligence Requirements.
(a)The individual Development Stages for the development of the Licensed Product under this Agreement, the Stage Periods for each Stage, extension periods available and Extension Fees are set forth in Table 2.2. Two (2) alternative diligence conditions, detailed in Sections 2.2(b) and 2.2(c), below, will govern the requirement of Naia to diligently progress the Licensed Product through the four (4) Development Stages in order to avoid Amunix having a right to cause termination of the Agreement and reversion of rights to Amunix under Section 8.5(g). Naia can meet the diligence requirement by fulfilling either condition during each Development Stage. For clarity, however, if the Stage End Event has been achieved, the next Development Stage and its diligence conditions automatically initiate.
(b)Diligence Condition 1. The terms and conditions of Section 2.2(c) notwithstanding, so long as Naia (together with its Affiliates and Sublicensees) expends in the aggregate the following minimum financial amounts in direct support of development of the Licensed Product during each of the Development Stages, Naia will be deemed to have performed with appropriate diligence such that no extension fee is required to prevent Amunix from having a right of termination of the Agreement:
(i)Stage 1: $[ ] in any consecutive [ ] ([ ]) month period during the Stage;
(ii) Stage 2: $[ ] in any consecutive [ ] ([ ]) month period during the Stage;

(iii) Stage 3: $[ ] in any consecutive [ ] ([ ]) month period during the Stage; and
(iv)Stage 4: $[ ] in any consecutive [ ] ([ ]) month period during the Stage.
If Naia (together with its Affiliates and Sublicensees) (i) fails to expend the minimum financial amount during the indicated period, (ii) fails to pay the Extension Fee under Diligence Condition 2, and (iii) fails to achieve the applicable Stage End Event during the applicable Stage Period (as it may be extended hereunder), Amunix shall have the right to terminate this Agreement upon written notice given to Naia and, upon such termination and subject to Section 8.5(g), below, certain rights will revert to Amunix.
(c)     Diligence Condition 2. If Naia (together with its Affiliates and Sublicensees) fails to achieve a Stage End Event (as detailed in Table 2.2) within the applicable Stage Period, Naia may extend such Stage Period for one or more additional six (6) month periods, up to the maximum number of extensions (detailed in Table 2.2 with respect to a given Stage), upon providing to Amunix written notice and the corresponding extension fee (set forth in Table 2.2). If (i) Naia fails to pay the extension fee, (ii) the Stage Period ends without the applicable Stage End Event having been achieved by Naia (together with its Affiliates and Sublicensees), and (iii) if Naia fails to expend the minimum financial amount(s) pursuant to Section 2.2(b), then Amunix shall have the right to terminate this Agreement upon written notice to Naia and, upon such termination and subject to Section 8.5(g), below, certain rights will revert to Amunix.
Table 2.2: Development Stages

Stage	Stage Initiation Event	Stage End Event	Stage Period	Maximum Number of Extensions	Extension Fee (USD)
1	[ ]	[ ]	[ ]	[ ]	$[ ]
2	[ ]	[ ]	[ ]	[ ]	$[ ]
3	[ ]	[ ]	[ ]	[ ]	$[ ]
4	[ ]	[ ]	[ ]	[ ]	$[ ]

(d) The Parties acknowledge and agree that (i) the achievement of any Stage End Event for a particular Stage prior to the achievement of any preceding Stage’s Stage End Event shall be considered achievement of such preceding Stage’s Stage End Event for purposes of this Section 2.4(c).
(e)    Except for the cloning, expression, conjugation and characterization and preclinical assay work and any other work performed by Amunix under a Research Plan, Naia shall use Commercially Reasonable Efforts to perform, at Naia’s sole cost and expense, all of the activities allocated to Naia under this Agreement, including additional preclinical evaluations of the Research Constructs, selection of the Lead Molecule, all subsequent clinical development and regulatory activities, manufacturing and commercialization of the Licensed Product. Amunix agrees to cooperate and reasonably assist Naia in its efforts for research, development, and commercialization of the Licensed Product, including, regulatory and manufacturing activities, at Naia’s cost and expense.
2.3     Backup Molecules. Naia, its Affiliates, or Sublicensees may make modifications to the non-XTEN Sequence portion of the Lead Molecule, including moving the whole XTEN Sequence to different locations in the subject Active Moiety, modifying the Active Moiety (but maintaining functional equivalence with the Active Moiety of the Lead Molecule) or changing the linkage between the XTEN Sequence and the Active Moiety to generate up to three (3) Backup Molecules which may be researched and developed in parallel with the Lead Molecule, subject to the terms of this Agreement. The chemical structures of all Backup Molecules for the Licensed Product must be disclosed to Amunix once a Backup Molecule enters Stage 1. No Stage Periods are applicable (nor Extension Fees required) for Backup Molecules as long as the Lead Molecule remains in development consistent with the diligence requirements of Section 2.4. If a Backup Molecule surpasses the development status (i.e., Stage) of the Lead Molecule, such Backup Molecule becomes the “Lead Molecule” for the Licensed Product.
2.4     Licenses.
(a)Product License. Amunix hereby grants and shall grant to Naia and its Affiliates an exclusive, worldwide, royalty-bearing license, with rights of sublicense as set forth in Section 2.4(b) and assignable with this Agreement under Section 9.5, under the Amunix Listed Patents and Amunix Intellectual Property, to make, have made, develop, have developed, use, have used, offer for sale, sell, have sold, export, import and commercialize Licensed Products in the Field (the “Product License”).
(b)Sublicense Rights.
(i) Naia and its Affiliates shall have the right to grant sublicenses (through multiple tiers of sublicenses and sublicensees) of the Product License granted in Section 2.4(a) to its Affiliates, and subject to Section 2.4(b)(ii) below, to Third Parties solely as set forth in this Section 2.4(b) (each such sublicense granted by Naia, any Affiliate thereof, or any prior Naia Sublicensee, a “Naia Sublicense Agreement”). Naia shall remain primarily responsible for all activities undertaken by any Sublicensee and any and all failures by any Sublicensees to comply with the applicable terms of this Agreement. For clarity, sublicensing by Naia shall not relieve Naia of its obligations under this Agreement and Naia shall be responsible for all acts and omissions of any Sublicensees in connection with the sublicensed rights.
(ii) Naia shall, within thirty (30) days after granting any Naia Sublicense Agreement, notify Amunix of the grant of such sublicense and provide Amunix with a true and complete copy of the Naia Sublicense Agreement, subject to any reasonable redactions that may necessary to protect the proprietary technical information of any Sublicensee. Each Naia Sublicense Agreement shall be consistent with the terms and conditions of this Agreement. Naia will use

Commercially Reasonable Efforts to enforce such Naia Sublicense Agreement including, if deemed appropriate by Naia in its sole discretion, the termination of such Naia Sublicense Agreement (for example, as Naia may deem appropriate in the event of an uncured material breach by a Sublicensee). Each Naia Sublicense Agreement shall include the following additional terms and conditions:
1.Each Sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Naia is bound thereby; and
2.Naia shall have rights, ownership and/or licenses to Amunix Improvements and Product-specific Patents generated by such Sublicensee in order to pass through rights, ownership and/or licenses to Amunix as required hereunder as if such Intellectual Property were generated by Naia under this Agreement.
(c)License Restrictions.

(i)Naia shall not, shall ensure that its Affiliates do not, and shall include a covenant substantially similar to this sentence in each Naia Sublicense Agreement requiring that the applicable Sublicensee and its Sublicensees do not, in each case, use or practice any Amunix Intellectual Property outside the scope of the license granted to Naia under Sections 2.4(a), except to the extent such use or practice is permitted under the grant of rights to such Amunix Intellectual Property under a separate agreement granting Naia, its Affiliate, or such Sublicensee the right to such use or practice of such Amunix Intellectual Property, and Naia shall use Commercially Reasonable Efforts to enforce such above-referenced covenant against Sublicensees.
(ii)The Product License granted in Section 2.4(a) does not include the right for Naia, its Affiliates or Sublicensees to modify the sequence or length of any XTEN Sequence licensed hereunder (an “XTEN Modification”). For avoidance of doubt, the foregoing shall not restrict Naia, its Affiliates, or Sublicensees from making Backup Molecules in accordance with Section 2.3. Naia, its Affiliates, or Sublicensees must notify Amunix of any Backup Molecules that are progressed to IND-enabling toxicology studies and/or subsequent developmental stages. If, during the development of the Licensed Product, Naia, its Affiliates, or Sublicensees believes that the XTEN Sequence selected for the Licensed Product needs an XTEN Modification, Naia will so notify Amunix, and the Parties will cooperate in good faith to consider what XTEN Modification is appropriate. If, after consultation, Naia, its Affiliates, or Sublicensees desire to utilize such XTEN Modification and the Parties do or do not reach agreement as to the mechanism or the nature of such XTEN Modification, Naia, its Affiliates, or Sublicensees shall be entitled to make such XTEN Modification, provided that the making of such XTEN Modification would not result in any material, adverse effect on Amunix Intellectual Property and Naia communicates the details of such XTEN Modification to Amunix prior to performing and incorporating the XTEN Modification into any Backup Molecule or the Licensed Product and provides Amunix an updated Exhibit B, which updated Exhibit B shall be a part of this Agreement. Naia shall have the right to designate up to three (3) Backup Molecules under the Product License granted under Section 2.4(a).

(d)Government Rights. The foregoing grant of license rights under Section 2.4(a) and 2.4(b) shall be subject to: (i) the retained rights of the U.S. Government under 35 U.S.C. § 200 et seq. and 37 C.F.R. § 401, if any, and (ii) an obligation under 35 U.S.C. § 204, if applicable, that Licensed Products be manufactured substantially in the United States, unless Naia obtains a waiver from the appropriate federal agency.
(e)Naia License. Naia hereby grants and shall grant to Amunix a worldwide, royalty-free, non-exclusive license, including the right to sublicense, under any Know-How conceived, discovered, or made by Naia, its Affiliates or Sublicensees in connection with this Agreement or as a result of using Amunix’s Confidential Information, whether patentable or not, to the extent such Know-How is directly and specifically related to XTEN Sequences (and not any therapeutic moieties conjugated thereto), excluding modifications to Naia Background Technology or any Sublicensee Background Technology, or Naia Improvements for use with XTEN Sequences, and severable from Naia Background Technology and Sublicensee Background Technology, to make, have made, develop, use, offer for sale, sell, export, import and commercialize products comprising XTEN Sequences or XTEN Modifications included within Amunix Improvements, provided that such license shall not (i) during the term of this Agreement, include any rights to make, have made, develop, use, offer for sale, sell export, import and commercialize Licensed Products (as defined under this Agreement) or (ii) include any rights to any active pharmaceutical ingredients, peptides, proteins, or other therapeutic moieties that may be conjugated with XTEN Sequences.
(f)No Implied License. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its Intellectual Property rights.
ARTICLE 3
FINANCIALS
3.1License Fee. Amunix acknowledges that Naia has paid to Amunix (i) [ ] U.S. Dollars ($[ ]) required by Section 3.1 of the Existing License, (ii) [ ] U.S. Dollars ($[ ]) in consideration of the extension of the Stage 1 (as defined, solely for purposes of this Section 3.1, in the Existing License) start date to [ ] and the end date of Stage 1(as defined, solely for purposes of this Section 3.1, in the Existing License) to [ ], and (iii) [ ] U.S. Dollars ($[ ]) in satisfaction of its initial payment obligation under Section 3.3 of the Existing License.

3.2Milestone Payments. Upon the achievement of each milestone event set forth in Table 3.2 by Naia, its Affiliates, or Sublicensees with respect to a Licensed Product (each, a “Milestone Event”), Naia shall pay to Amunix the corresponding non-refundable, non-creditable amount set forth in the following table (each, a “Milestone Payment”):

Table 3.2: Milestone Events and Payments

Milestone Event	Milestone Payments for the Licensed Product
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]
* [ ]
** [ ]

(a)With the exception of payment of Net Sales Milestones, as set forth in Section 3.2(b), below, each Milestone Payment is due within thirty (30) days after the occurrence of the Milestone Event triggering the payment per the terms of Section 3.5. Naia shall promptly notify Amunix of the achievement of each Milestone Event triggering a Milestone Payment, including those achieved by a Sublicensee. Failure to pay a given Milestone Payment invoice shall be considered a material breach and the basis for termination of the Agreement under Section 8.4(a), if uncured. Notwithstanding anything herein to the contrary, Naia shall only be required to pay each Milestone Payment under Table 3.2 once, regardless of the number of Licensed Products, formulations thereof, indications therefor, or Sublicensees with respect thereto or the number of times a given Milestone Event is achieved.

(b)Sales Milestones. For the Licensed Product, Naia shall make each of the one-time, non-refundable, non-creditable sales milestone payments to Amunix when the aggregate Net Sales of such Licensed Product in the Territory in a Calendar Year first reaches the amount specified in Table 3.2, above. Naia shall pay to Amunix such amount in accordance with Section 3.4 within sixty (60) days after the end of the Calendar Year during which such sales milestone event is achieved. Naia shall notify Amunix of the achievement of each sales milestone event triggering a payment hereunder within sixty (60) days of such achievement. If more than one sales milestone event is achieved in any Calendar Year, all applicable milestone payments will be due. For clarity, each sales milestone of Table 3.2 shall only be paid the first time the Licensed Product achieves such Milestone Event.
(c)Non-Royalty Sublicense Income Consideration. Should Naia or an Affiliate thereof enter into a Naia Sublicense Agreement with one or more Third Parties to further exploit the licensed technology in a specific territory, then Naia shall pay Amunix [ ] percent ([ ]

%) of any Non-Royalty Sublicense Income received thereunder within [ ] ([ ]) days after receipt of such payments from its Sublicensee(s). Such payments will be credited against (i) any subsequent payments owed by Naia under this Article 3 and (ii) any Milestone Payments triggered by a Milestone Event that also triggered the payment of any corresponding Non-Royalty Sublicense Income.
(d) Change of Control. [ ]
3.3    Royalties.

(a)Licensed Products Covered by Valid Claim: Base Royalty Percentage. During the Royalty Term for a particular Licensed Product in a particular country, and subject to Section 3.3(c), Naia shall pay to Amunix a royalty of the aggregate annual worldwide Net Sales for the Licensed Product in those countries as to which the Royalty Term remains in effect as follows:

Royalty Percentage of Net Sales	Aggregate Worldwide Net Sales for the Licensed Product During a Particular Calendar Year
[ ]%	Under $[ ]
[ ]%	$[ ] - $[ ]
[ ]%	Above $[ ]

(b)Licensed Products Not Covered by Valid Claim. If a Licensed Product is not Covered by a Valid Claim of the Amunix Patents in a country where such Licensed Product is sold, then the applicable royalty rate above for such Licensed Product in such country shall be reduced by [ ] percent ([ ]%) for such country.
(c)Royalty Offset. The royalty paid to Amunix under this Article 3 shall be reduced by [ ] percent ([ ]%) of the amount of any royalty or other consideration that Naia, an Affiliate thereof, or a Sublicensee pays to a Third Party under licenses that Naia reasonably determines to be necessary in connection with the research, development, manufacture, use or sale of the Licensed Product in a given country. Further notwithstanding the above, the royalty obligation payable to Amunix will be reduced such that the total royalties paid by Naia and its Affiliates to Amunix and all Third Parties is no higher than [ ]% of Net Sales, provided that the amounts payable hereunder shall not be reduced by the effects of this Section 3.3(c), with respect to any Calendar Quarter, to below [ ]% on Net Sales.
(d)Royalty Term. For the Licensed Product, the “Royalty Term” shall be determined on a country-by-country and Licensed Product-by-Licensed Product basis, beginning upon First Commercial Sale of a particular Licensed Product in a particular country and continuing until the latest to occur of: (i) expiration of the last-to-expire Valid Patent Claim of an [ ] in such country; or (ii) the [ ] anniversary of the First Commercial Sale of such Licensed Product in such country. Upon expiration of the Royalty Term as to a Licensed Product in a country, Naia shall have a worldwide, irrevocable, perpetual, paid up, no fee, royalty-free, non-exclusive license, with rights of sublicense and assignable with this Agreement under Section 9.5, under the Amunix Intellectual

Property necessary to make, have made, develop, have developed, use, have used, offer for sale, sell, have sold, export, import, commercialize and otherwise exploit such Licensed Product in such country.
3.4 Royalty Payments and Reports. All royalty payments under Section 3.3 (“Royalty Payments”) shall be due and payable within [ ] ([ ]) days after the close of the Calendar Quarter during which the corresponding Net Sales occur. Royalty Payments will be made in U.S. Dollars to such bank account as designated by Amunix by written notice to Naia. Together with any such payment, Naia shall deliver a report specifying in the aggregate and on Licensed Product-by-Licensed Product and country-by-country basis in U.S. Dollars translated from local currency using the applicable Exchange Rate prior to calculating the royalty payable: (i) total Net Sales amount of Licensed Products by Naia and its Affiliates and Sublicensees; (ii) applicable Royalty Terms for each Licensed Product being sold in each country; (iii) royalty rates applied; and (iv) royalties accrued.
3.5    Payments; Method; Late Payment. Payments of Naia are made at the times specified in this Agreement. All payments to Amunix will be paid in U.S. Dollars and shall be deposited by wire transfer in immediately available funds in the requisite amount to such bank account as Amunix may from time to time designate by written notice to Naia. If Amunix does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of [ ] percent ([ ]%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable laws, whichever is lower.
3.6    Taxes.
(a)Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(b)The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Naia to Amunix under this Agreement. To the extent Naia is required to deduct and withhold taxes on any payment to Amunix, Naia shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Amunix an official tax certificate or other evidence of such withholding sufficient to enable Amunix to claim such payment of taxes. Amunix shall provide Naia any tax forms that may be reasonably necessary in order for Naia not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Naia shall require its Sublicensees in the Territory to cooperate with Amunix in a manner consistent with this Section 3.6(b).
(c)If Naia is required to make a payment to Amunix that is subject to a deduction or withholding of tax, then (i) to the extent any withholding or deduction obligation increases as a result of any Change of Control by Naia, assignment of this Agreement by Naia, intentional change of tax treatment, tax status, or jurisdiction of taxation by action of Naia following the Existing License Effective Date, or any failure on the part of Naia to comply with applicable laws or filing or record retention requirements that has the effect of modifying the tax treatment of the Parties hereto with respect to the payments made hereunder, then the sum payable by Naia (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Amunix receives a sum equal to the sum which it would have received had no such increased withholding or deduction obligation arising from such action, Change of Control, assignment, or failure to comply by Naia occurred, and (ii) otherwise, the sum payable by Naia (in respect of which such deduction or withholding is required to be made) shall be made to Amunix after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the proper Governmental Authority in accordance with applicable laws.
3.7    Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made at the average of the closing exchange rates reported in The Wall Street Journal over the applicable reporting period.
3.8    Records; Inspection.
(a)Naia or its Affiliates shall keep complete and accurate records of its sales and other dispositions of Licensed Product including all records that may be necessary for the purposes of calculating all payments due under this Agreement. Naia or any Affiliate receiving rights under this Agreement shall make such records available for inspection by an independent, internationally-recognized accounting firm selected by Amunix and reasonably acceptable to Naia at Naia’s or the relevant Affiliate’s premises on reasonable notice during regular business hours as specified in Section 3.8(b) below.
(b)For a period of three (3) years from the end of the calendar year in which a payment was due hereunder, upon thirty (30) days prior notice, Naia shall (and shall require that its Affiliates and Sublicensees) make such records relating to such payment available, during regular business hours and not more often than once each Calendar Year, for examination by an independent certified public accountant selected by Amunix, which shall have entered into confidentiality agreement with Naia reasonably satisfactory to Naia, for the purposes of verifying compliance with this Agreement and the accuracy of the records and financial reports furnished pursuant to this Agreement. Any amounts shown to be owed by Naia to Amunix shall be paid within thirty (30) days from the auditor’s report, plus interest (as set forth in Section 3.5) from the original due date. Amunix shall bear the full cost of such audit unless such audit discloses a deficiency in Naia’s payments of greater than 10% for the period subject to such audit, in which case Naia shall bear the reasonable cost of such audit.
3.9     Sublicensee Reports, Records and Audits. If Naia or its Affiliates grant any Sublicenses, the agreements for such Sublicenses shall include an obligation for the Sublicensee to (i) maintain records adequate to document and verify the proper payments (including milestones and royalties) to be paid to Amunix in accordance with this Article 3; (ii) provide reports with sufficient information to allow such verification; and (iii) allow Amunix (or Naia if requested by

Amunix) to verify the payments due (such audit right is not required to be any stronger than that of Section 3.9).
3.10    Non-refundable, Non-creditable Payments. Except as provided herein, all payments due under this Article 3 are non-refundable, and are not creditable against any other payment(s) due to Amunix under this Agreement or under any other agreement or arrangement between the Parties or any of their Affiliates.

ARTICLE 4
INTELLECTUAL PROPERTY
4.1Ownership/Inventorship.

(a)Nothing in this Agreement changes ownership of any Patents in existence as of the Existing License Effective Date or ownership of a Party’s background technology.
(b)Ownership of Improvements.
(i)Naia shall own all right, title and interest in and to any Naia Improvements generated under this Agreement made by its employees, agents or contractors.
(ii)Amunix shall own all right, title and interest in and to any Amunix Improvements regardless of inventorship. Naia and its Affiliates shall assign and do hereby assign to Amunix its entire right, title and interest in and to the Amunix Improvements generated under this Agreement, and agrees to take all further actions to evidence such assignment, at Amunix’s reasonable request and expense. Naia and its Affiliates shall disclose all Amunix Improvements to Amunix promptly after (and in no event later than thirty (30) days after) generation thereof. For clarity, the above assignment and disclosure obligation applies to all Amunix Improvements generated in connection with any Naia Sublicense Agreement by or on behalf of Naia, its Affiliates or any Sublicensee.
(iii) Amunix shall own all right, title and interest in and to any Product-specific Patent Covering any invention conceived or reduced to practice in Naia’s, Amunix’s, or any of either Party’s Affiliates’ or a Sublicensee’s performance of activities pursuant to this Agreement, regardless of inventorship. Naia and its Affiliates shall assign, and do hereby assign to Amunix, its and their entire right, title and interest in and to Product-specific Patents, and agree to take all further actions to evidence such assignment, at Amunix’s reasonable request and expense. Naia and its Affiliates shall disclose all inventions referenced in the first sentence of this Section 4.1(b)(iii) that could form the basis of claims of patent applications for Product-specific Patents promptly after (and in no event later than thirty (30) days after) generation of such inventions thereof. For clarity, the above assignment and disclosure obligation applies to all Product-specific Patents generated in connection with any Naia Sublicense Agreement by or on behalf of Naia, its Affiliates or any Sublicensee.

(c)Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship where a choice of law is possible; otherwise the applicable patent law in the country where patent protection is sought shall apply.
4.2Prosecution.

(a)Prosecution Control. For purposes of this Article 4, the right of a Party to control prosecution of a Patent shall include the right to control preparing, filing, and prosecuting patent applications therefor, and obtaining and maintaining any resulting Patents. Amunix shall keep Naia reasonably and periodically updated as to the status of the Amunix Patents in writing.
(b)Right to Review and Comment. For purposes of this Article 4, references to the right of review and comment shall mean in each case that, with the exception of Amunix Listed Patents, for which Amunix will, except as otherwise explicitly provided in this Agreement, have no obligations to consult with Naia regarding prosecution, the Party in control of prosecution of a Product-specific Patent shall use Commercially Reasonable Efforts to consult with the other Party in good faith regarding the preparation, filing, prosecution, and maintenance of the applicable Patents. Without limiting the foregoing, with respect to each Product-specific Patent for which a Party or its Affiliate (or a Sublicensee, as applicable pursuant to Section 4.2(e)) has prosecution control, such Party or its Affiliate (or such Sublicensee, as applicable pursuant to Section 4.2(e)) will timely provide the other Party with a copy of any proposed patent application and any proposed response or submission to any patent office at least twenty (20) business days prior to the filing or response deadline and will consider in good faith all comments made by the other Party with respect to such draft response or submission. To that end, each Party and its Affiliates (and Sublicensees, as applicable pursuant to Section 4.2(e)) will keep the other Party reasonably informed of the status of the applicable Product-specific Patents, including, without limitation: (A) by providing the other Party with copies of all material communications received from or filed in patent office(s), or received from or sent to foreign attorneys, with respect to such filing, and (B) by providing the other Party, a reasonable time, but in any event not less than twenty (20) business days, prior to taking or failing to take any action that would materially affect the pendency of any such filing, with prior written notice of such proposed action or inaction so that the other Party has a reasonable opportunity to review and comment. In furtherance of the foregoing requirements, each Party and its Affiliates (and Sublicensees, as applicable pursuant to Section 4.2(e)) shall itself, or shall instruct and use reasonable efforts to ensure that its outside patent counsel, promptly forward to the other Party a copy of all correspondence received from or sent to any patent office relating to the Product-specific Patents for which the other Party has a right of review and comment, and each Party and its Affiliates (and Sublicensees, as applicable pursuant to Section 4.2(e)) each agree to enter into a reasonable commonality of interest agreement if deemed advisable by either Party’s patent counsel.
(c)Amunix Improvement Patents. As of the Existing License Effective Date, Amunix shall have the right to assume, at its expense, sole control over the prosecution of the Patents filed that Cover Amunix Improvements (“Amunix Improvement Patents”). Amunix will have the right to incorporate results from the Research Program (the “Research Results”) generated pursuant to the Agreement to the extent necessary to enable the filing or prosecution of Amunix Improvement Patents Covering XTEN Sequence-related inventions. Naia agrees to cooperate with Amunix in providing such Research Results in sufficient detail and scope to support such enablement of such applications.
(d)Naia Improvement Patents. As of the Existing License Effective Date, Naia shall have the right to assume, at its expense, those Naia Improvement Patents made by Naia employees, agents or contractors that Cover Naia Improvements (“Naia Improvement Patents”). Amunix agrees to cooperate with Naia in providing Research Results to Naia in sufficient detail and scope to support the filing or prosecution of such Patents.
(e)Product-specific Patents.
(i)As of the Existing License Effective Date, Amunix shall have the right to assume sole control over the prosecution of Product-specific Patents. The foregoing notwithstanding: 1) as of October 1, 2017, Naia or its Affiliate shall have the option to assume prosecution control of all Product-specific Patent applications claiming priority to PCT/US2012/054941; and 2) upon the initial dosing of a human with a Licensed Product, Naia or its Affiliate shall have the option to assume prosecution control for all Product-specific Patents applicable to the Licensed Product or if Naia, any Affiliate thereof, or a Sublicensee has a market capitalization in excess of $500,000,000 (or any equivalent value in foreign currency) or has more than 500 employees, such party, subject to Naia’s prior written approval, shall have the option at any time to assume prosecution control for Product-specific Patents, provided that, in the case of a Sublicensee, such Sublicensee shall only be entitled to assume such control for Product-specific Patents applicable to the Licensed Product(s) to which such Sublicensee has been granted rights. Naia shall reimburse Amunix for all direct expenses associated with the filing, prosecution, and maintenance of all Product-specific Patents applicable to the Licensed Product for which Amunix has prosecution control, but shall not be responsible for costs for prosecuting and maintaining XTEN Patents.
(ii)With respect to such Product-specific Patents wherein Amunix controls prosecution, Naia shall provide a list of recommended countries in which such patent applications may be filed reasonably in advance of the estimated filing date, and Amunix shall make a good-faith consideration of such recommendation, provided that Amunix shall have no obligation to file in the countries recommended by Naia. If, during the term of this Agreement, the Party having prosecution control intends to allow any Product-specific Patent to lapse or to abandon any such Product-specific Patent, the Party having prosecution control shall notify the Party which does not have prosecution control of such intention at least sixty (60) days prior to the date upon which such Product-specific Patent shall lapse or become abandoned (or such shorter time as practicable), and the non-filing Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof and all expenses related thereto.
(f)Post-Grant Proceedings. Amunix at its sole expense shall have the sole and exclusive right to file, prosecute, conduct and defend any post-grant proceedings in the U.S. or internationally of and with the Amunix Patents, and Naia at its sole expense shall have the sole and exclusive right to file, prosecute, and conduct and defend any post-grant proceedings in the U.S.

or internationally of and with Naia Improvement Patents, such post-grant proceedings to include (without limitation) interferences, inter partes reexaminations, ex parte reexaminations, inter partes reviews, post-grant reviews, derivation proceedings, supplemental examinations, as well as any other post-grant proceedings available either before or after the implementation of the America Invents Act and any other post-grant proceeding available outside of the U.S. The Parties shall cooperate with each other in filing, prosecution, and conducting and defending of such proceedings. The Parties shall negotiate in good faith in order mutually agree as to which Party shall have the right to conduct and defend any such proceedings of and with Product-specific Patents, and the Party responsible for expenses for such conduct and defenses.
4.3Infringement.

(a)Notice. If either Party becomes aware of suspected or alleged infringement of a Patent covering the Licensed Product by a Third Party, it shall promptly notify the other Party.
(b)Enforcement.
(i)    Amunix Patents Other than Product-specific Patents. Amunix shall have the sole and exclusive right to assert the Amunix Patents, other than Product-specific Patents, to abate Third Party infringement thereof, at its sole expense with, except as otherwise set forth in this Agreement, the full right to any recovery. If Amunix decides not to enforce an Amunix Patent to cease such infringement, Naia would like to enforce such Amunix Patent at its sole expense, and if such infringement is materially damaging to Naia’s interests in the Licensed Product or Active Moiety, the Parties shall negotiate in good faith in order to establish the framework for Naia to enforce such Amunix Patent.
(ii)    Product-specific Patents. Naia shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to any infringement of a Product-specific Patent, and Amunix shall have the right to be represented in any such action, at Amunix’s own expense and by counsel of its own choice; provided, however, that Naia shall keep Amunix fully informed about such action. If Naia fails to bring any such action or proceeding, or initiate settlement negotiations, with respect to an infringement of any Product-specific Patent within [ ] ([ ]) days following the notice of the alleged infringement, Amunix shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Naia shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The Parties hereby agree and acknowledge that Naia may extend its rights under this Section 4.3(b)(ii) to an Affiliate or Sublicensee, subject to such Affiliate’s or Sublicensee’s compliance with Naia’s obligations under this Section 4.3(b)(ii).

(iii) Naia Patents. Naia shall have the sole and exclusive right to enforce Naia Patents with the full right to any recovery.

(iv) Cooperation. Each Party shall reasonably cooperate in any such enforcement and, if requested by the other Party, join as a party therein, at the expense of the other Party. Neither Party shall have the right to enter into any settlement or consent to any judgment in any such litigation that adversely affects the rights of the other Party hereunder, or that would reasonably be anticipated to materially and adversely impact any Patents owned by the other Party (or to which Naia is granted rights under this Agreement), without the consent of such Party.

(v) Recovery. Any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 4.3(b), whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding and not previously reimbursed by the controlling Party with respect thereto, and second to reimburse the documented out-of-pocket legal expenses of the Party that brought or controlled such litigation or settlement incurred in connection with such action, proceeding, or settlement, and any remaining amounts shall be retained by the Party that brought and controlled such action (or entered into such settlement); provided, however, that (1) [ ] percent ([ ]%) of any recovery realized by Amunix or any Affiliate thereof as a result of any such action, proceeding, or settlement thereof (after reimbursement of the Parties’ litigation expenses) under Section 4.3(b)(i) with respect to any infringement of Naia’s exclusive rights to the applicable Amunix Patents shall be paid to Naia, (2) [ ] percent ([ ]%) of any recovery realized by Naia or any Affiliate or Sublicensee thereof as a result of any such action, proceeding, or settlement thereof (after reimbursement of the Parties’ litigation expenses) entered into by Naia or any Affiliate or Sublicensee thereof under Section 4.3(b)(ii) shall be paid to Amunix, and (3) [ ] percent ([ ]%) of any recovery realized by Amunix or any Affiliate thereof as a result of any such action, proceeding, or settlement thereof (after reimbursement of the Parties’ litigation expenses) entered into by Amunix or any Affiliate thereof under Section 4.3(b)(ii) with respect to any infringement of Naia’s rights to such Product-specific Patents shall be paid to Naia.

ARTICLE 5
CONFIDENTIALITY; PUBLICITY
5.1Confidentiality. During the term of this Agreement and for a period of ten (10) years thereafter, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not, without the written consent of the other Party, disclose any Confidential Information of the other Party to any Third Party or use any Confidential Information of the other Party for any purpose other than as provided in this Agreement. The confidentiality obligations of this Section 5.1 shall not apply to Confidential Information to the extent that the receiving Party can establish by competent evidence that such Confidential Information: (a) is publicly known prior or subsequent to disclosure without breach of confidentiality obligations by such Party or its employees, consultants or agents; (b) was in such Party’s possession at the time of disclosure without any restrictions on further disclosure; (c) is received by such receiving Party, without any restrictions on further disclosure, from a Third Party who has the lawful right to disclose it, or (d) is independently developed by employees or agents of the receiving Party who had no access to the disclosing Party’s Confidential Information.

5.2Authorized Disclosure. Nothing herein shall preclude a Party from disclosing the Confidential Information of the other Party to the extent:

(a)such disclosure is reasonably necessary (i) for the filing or prosecuting of Patents as contemplated by this Agreement; (ii) to comply with the requirement of regulatory authorities with respect to obtaining and maintaining Regulatory Approval (or any pricing and reimbursement approvals) of the Licensed Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;
(b)such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or Sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;
(c)such disclosure is reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, or other financial or commercial partner or their advisors for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential;
(d)such disclosure is reasonably necessary to comply with applicable laws, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order.
5.3Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order (or in a Party’s reasonable discretion to comply with the rules of any nationally recognized securities exchange), to disclose any Confidential Information of the other Party, the receiving Party shall have the right to do so; provided that such Party (i) shall give whenever possible at least five (5) business days advance written notice to the disclosing Party, or a smaller amount if five (5) business days is not possible, (ii) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (iii) shall use and disclose the Confidential Information solely to the extent required by the law or regulation.
5.4Terms of Agreement. Subject to Section 5.6, the existence of and the terms and content of this Agreement are the Confidential Information of both Parties and neither Party may disclose such terms except as contemplated in this Article 5.
5.5Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party excluding the Confidential Information related to continuing rights of either Party after termination or expiration in accordance with Section 8.4(a), except that one copy of the other Party’s Confidential Information may be retained by counsel for compliance purposes.

5.6Publicity. Neither Party shall (i) use the other Party’s name, logo, likeness, trademarks or trade names or those of its Affiliates for any advertising or promotional purposes or (ii) originate any news release or other public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, any amendment hereto or performances hereunder, without the prior written consent of the other Party, save only any press releases and communications that are otherwise agreed to by the Parties, or as otherwise required by law. To the extent that the disclosing Party requests the deletion of any Confidential Information in the materials, the receiving Party shall delete such information. Other than repeating information in such press release (or a subsequently mutually agreed press release), neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder, without giving the other Party the opportunity to review and approve the press release, to the extent practicable with respect to legally required disclosures. The disclosing Party shall provide the other Party with at least ten (10) business days advance notice of the date and extent of publication of any approved publicity. Notwithstanding the foregoing, this Agreement serves as written approval for both Parties and their Affiliates to publicly disclose the existence of and the subject matter of the Agreement and to identify each other on their websites and their PowerPoint presentations.
5.7Equitable Relief. Each Party acknowledges that its breach of Article 5 of this Agreement may cause irreparable injury to the other Party for which monetary damages may not be an adequate remedy. Therefore, each Party shall be entitled to seek injunctive and other appropriate equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 5 by the other Party. The rights and remedies provided to each Party in this Article 5 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
6.1Mutual. Each of Amunix and Naia hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and, as of the A&R Effective Date, that it has not provided any notice of termination or material breach to the other Party under the Existing License.

6.2By Amunix. Amunix hereby represents and warrants to Naia that:

(a)Amunix solely owns the Amunix Patents and solely owns, or has a valid right to use in the manner contemplated by this Agreement, all of the Amunix Intellectual Property. As of the A&R Effective Date, neither Amunix nor any Affiliate thereof owns or controls, by license or otherwise, any Patents or Know-How, other than Amunix Intellectual Property licensed to Naia hereunder, that is necessary to develop, use, make, sell, or otherwise exploit Licensed Products.
(b)Amunix’s and Naia’s use of the Amunix Intellectual Property, including XTEN Sequences, as contemplated in the Research Plan and otherwise in compliance with the terms of this Agreement does not and will not constitute a breach of any agreement to which Amunix is a party.
(c)(i) the Amunix Patents exist as of the Existing License Effective Date, (ii) to Amunix’s knowledge, the use of the Amunix Patent and Amunix Intellectual Property by the Parties as contemplated herein does not and will not infringe a valid patent claim of any Third Party and (iii) as of the Existing License Effective Date, [ ], Amunix is unaware of any assertion by a Third Party that any of the Amunix Patents are invalid or unenforceable.
(d)Amunix has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Amunix Intellectual Property in any manner that would prevent it from granting the rights, licenses and assignments set forth in Sections 2.4 and 4.1 or bestowing other rights in this Agreement. Neither Amunix nor any Affiliate thereof is party to any agreement, contract, or other arrangement that conflicts with, or would be breached by, the terms of this Agreement or Amunix’s execution hereof or compliance herewith.
6.3DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTIONS 6.1 AND 6.2, EACH PARTY, MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MOIETY, TARGET, XTEN SEQUENCE LICENSED PRODUCT, TECHNOLOGY, MATERIALS, OR PATENT RIGHTS. ADDITIONALLY, AMUNIX EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE, IMPORT, COPYING OR DISTRIBUTION OF ANY MOIETY, TARGET, XTEN SEQUENCE LICENSED PRODUCT, TECHNOLOGY, MATERIALS OR OTHER PRODUCT OR METHOD SUBJECT TO THIS AGREEMENT WILL NOT INFRINGE OR MISAPPROPRIATE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, OTHER THAN THE EXPRESS WARRANTIES OF SECTIONS 6.1 AND 6.2. ALL TECHNOLOGY AND MATERIALS PROVIDED BY AMUNIX TO NAIA PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS IS”, OTHER THAN THE EXPRESS WARRANTIES OF SECTIONS 6.1 AND 6.2.
6.4Covenants of Amunix. Amunix hereby covenants that it will not assign, transfer, convey or otherwise encumber its right, title and interest in the XTEN Sequences in any manner that would prevent it from granting the licenses set forth in this Agreement and from performing its obligations under this Agreement.
6.5Mutual Covenants.

(a)No Debarment. In the course of the development of the Licensed Product, each Party shall not use any employee or consultant who has been debarred by any regulatory authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a regulatory authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any regulatory Authority.
(b)Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable laws in the development and commercialization of the Licensed Product and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any regulatory authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 USAC. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 USAC. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.
ARTICLE 7
INDEMNIFICATION
7.1By Amunix. Amunix hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Naia, its Sublicensees, its Affiliates and its and their directors, officers, agents and employees (collectively, “Naia Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third Party claims, demands and actions (collectively, “Third Party Claims”) to the extent arising out of or relating to any breach of a representation or warranty made by Amunix under Article 6, except to the extent of any Losses (i) attributable to the reckless or intentional act or omission of any Naia Indemnitee, or (ii) for which Naia is required to Indemnify Amunix pursuant to Section 7.2.

7.2By Naia. Naia hereby agrees to Indemnify Amunix, its Affiliates and its and their directors, officers, agents and employees (collectively, “Amunix Indemnitees”) from and against any and all Losses they may suffer as the result of Third Party Claims to the extent arising out of or relating to (a) any breach of a representation or warranty made by Naia under Article 6, and (b) Naia’s or its Affiliate’s or Sublicensee’s research, testing, development, manufacture, use, sale, distribution, offer for sale, import, export and/or other commercialization of the Licensed Product (including all related claims of product liability, personal injury, property damage or other damage), except in each case to the extent of any Losses (i) attributable to the reckless or intentional act or omission of any Amunix Indemnitee, or (ii) for which Amunix is required to Indemnify Naia pursuant to Section 7.1.

7.3Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Amunix Indemnitees or Naia Indemnitees (i) providing prompt written notice of any Third Party Claim giving rise to an indemnification obligation hereunder, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third

Party Claim, (iii) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (iv) not compromising or settling such Third Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Sections 7.1 and 7.2, each may conduct separate defenses of the Third Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 7 upon the resolution of the underlying Third Party Claim.

7.4Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 5 (CONFIDENTIALITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, PUNITIVE DAMAGES, LOST PROFITS, OR LOST OPPORTUNITY HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.
ARTICLE 8
TERM AND TERMINATION
8.1Term. The term of this Agreement shall commence on the A&R Effective Date and shall expire on a country-by-country and Licensed Product-by-Licensed Product basis on the expiration of the Royalty Term for each Licensed Product in each country, in each case, unless earlier terminated by a Party as set forth below in this Article 8.

8.2Elective Termination By Naia. Naia may terminate this Agreement in its entirety or with respect to a Licensed Product upon sixty (60) days written notice to Amunix.

8.3Elective Termination By Amunix. Amunix shall have the right to terminate the Agreement upon failure to achieve any Development Stage within the applicable Stage Period and failure to satisfy the alternative diligence conditions as set forth in Section 2.2, above.

8.4Material Breach.

(a)Agreement in its Entirety. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured sixty (60) days following notice from the nonbreaching Party to the breaching Party specifying such breach. In case of termination under this Section 8.4(a) by either Party, all rights and obligations of the Parties, other than accrued rights to payments in respect of such Licensed Product (including associated audit rights and provisions governing such payments and reports in relation to such payments) and those that explicitly survive under Section 8.5, shall end.
(b)Bankruptcy. This Agreement may further be terminated by either Party, by written notice to the other Party upon filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon a general assignment of the assets for the benefit of creditors by the other Party; provided that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.
8.5Effect of Termination of Agreement.

(a)No later than thirty (30) days after the effective date of any termination of this Agreement, each Party shall return, cause to be returned to the other Party, or destroy (as determined by such other Party) all Confidential Information of the other Party, all copies thereof and all biological or chemical materials delivered or provided by the other Party; provided, however, that (a) each Party may retain one copy of Confidential Information received from the other Party in its confidential files for record purposes only, and (b) to the extent a Party is expressly granted a continuing right or license to practice or use such Confidential Information after the termination of this Agreement, such Party may retain the Confidential Information received from the other Party that is expressly permitted to be used in the practice of such right or license and use such Confidential Information pursuant to the practice of such continuing right or license.
(b)If this Agreement is rejected by or on behalf of a Party under Article 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the other Party to the Party are, and shall otherwise be deemed to be, for purposes of Article 365(n) of the Code, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Code. For the avoidance of doubt, the Parties intend that the licenses granted by Amunix to Naia pursuant to Section 2.4 of this Agreement are licenses of rights to “intellectual property” as defined under Article 101 (35 A) of the Code.
(c)In the event that this Agreement is terminated or rejected by Amunix, its receiver, its debtor-in-possession or its trustee under the Code or any other applicable bankruptcy laws, Naia hereby elects pursuant to Article 365(n) of the Code or any applicable foreign equivalent thereof, to retain all rights granted to Naia under this Agreement, to the extent permitted by law.
(d)In the event that this Agreement is terminated or rejected by Naia, its receiver, its debtor-in-possession or its trustee under the Code or any other applicable bankruptcy laws, Amunix hereby elects pursuant to Article 365(n) of the Code or any applicable foreign equivalent thereof, to retain all rights granted to Amunix under this Agreement, to the extent permitted by law.
(e)If this Agreement is a terminated for any reason, provided Naia continues to make any and all applicable payments to Amunix under and in accordance with Article 3, Naia will have the right, for a period of one hundred twenty (120) days after the effective date of termination to sell off any existing inventory of Licensed Product in countries having granted Regulatory Approval as of the effective date of termination.
(f)If this Agreement is terminated by Amunix, each sublicense granted by Naia or any Affiliate which provides for its survival upon such termination shall survive such termination and remain (insofar as (i) the rights thereby conferred on such Sublicensee with respect to Amunix Intellectual Property and/or Licensed Products are no greater than the rights conferred on Naia hereunder with respect thereto, (ii) the obligations of Amunix thereunder upon such assignment shall be no greater than the obligations of Amunix hereunder, and (iii) such Sublicensee is not in material breach of such sublicense) in full force and effect, and be assigned to Amunix, with Amunix as such Sublicensee’s direct licensor solely with respect to, in the case of all of the foregoing, the Amunix Intellectual Property and rights to Licensed Products, provided that (a) such Sublicensee’s payment obligations with respect to its exercise of such surviving rights (but not with respect to its exercise or enjoyment of any other rights or assets) shall, in lieu of any payment obligations set forth in such sublicense, be the corresponding payment obligations set forth in this Agreement (as in effect immediately prior to the applicable termination, and which payment obligations of such Sublicensee under such direct license from Amunix shall not terminate upon termination of this Agreement), provided that if such sublicense is for less than the entire Territory, then with respect to any milestone payment based on Net Sales, such milestone payment shall be triggered based on cumulative Net Sales in such Sublicensee’s portion of the Territory, and (b) the Sublicensee, within thirty (30) days of Naia providing or receiving the relevant notice of termination, provides Amunix with copy of the sublicense, which may be redacted to the extent necessary to protect any confidential information of any Third Party (or of such Sublicensee to the extent concerning technology other than that licensed hereunder or not concerning the terms of the agreement including such sublicense directly related to the technology licensed hereunder).
(g)If this Agreement is terminated by Naia, in its entirety or with respect to a particular Licensed Product, or terminated by Amunix as a result of Naia’s failure to diligently progress the Licensed Product through the Development Stages in accordance with Sections 2.4 and 8.3, but in each case other than as a result of Amunix’s breach, then upon Amunix’s written request:
(i)All rights and title to all (1) Regulatory Approvals directly concerning the Licensed Product(s) subject to termination and (2) Intellectual Property, data, Know-How, and tangible research, manufacturing, and clinical records, research materials, production strains, and regulatory submissions directly and solely related, in the case of all of the items listed in this clause (2), the Licensed Product(s) subject to termination (and not related to any other product) that are, in the case of (1) and (2), owned by Naia, an Affiliate thereof, or a Sublicensee (except in the case of assignment of any Naia Sublicense Agreement to Amunix in accordance with Section 8.5(f) above, in which case all of the foregoing assets owned or controlled by any Sublicensees whose rights survive such termination shall not be subject to this subsection (i)) (collectively, (1) and (2), “Licensed Product Assets”) shall, to the extent the assignment or transfer thereof would not breach the terms of any agreement pursuant to which any Licensed Product Assets were obtained, be assigned to Amunix. Naia shall assign and does hereby assign to Amunix its entire right, title and interest in and to such Licensed Product Assets, and agrees to take all further actions to evidence such assignment, at Amunix’s reasonable request and at Naia’s expense. Notwithstanding the foregoing, if any of the Licensed Product Assets consist of a license to Intellectual Property granted by a Third Party to Naia or any other asset whose transfer or assignment to, or possession or use by, Amunix would impose payment obligations on Naia, any Affiliate thereof, or Amunix, then Naia shall first disclose to Amunix a copy of the applicable license agreement or the relevant payment terms concerning such other asset, and such license agreement or other asset shall only be assigned to Amunix if Amunix has consented in writing to such assignment and the terms applicable thereto permit such assignment (such a license or asset, an “Accepted Third Party Assets”).

(ii)To the extent any such Licensed Product Assets may not be assigned to Amunix, and with respect to any other Intellectual Property, data, Know-How, tangible research, manufacturing, and clinical records, and research materials, and production strains Controlled by Naia or an Affiliate thereof as of termination and necessary to manufacture, use, sell, offer for sale or import the Licensed Product(s) subject to such termination, Naia hereby grants Amunix a worldwide, perpetual, irrevocable, sublicensable, exclusive license to such Licensed Product Assets and other Intellectual Property, data, Know-How, tangible research, manufacturing, and clinical records, and research materials, and production strains to the extent, in each case, Controlled by Naia or an Affiliate thereof and necessary to manufacture, use, sell, offer for sale, or import the terminated Licensed Product(s) subject to such termination. Naia will cooperate to provide Amunix with copies of all data, intellectual property filings, regulatory submissions and communications, materials and know-how relating to the terminated Licensed Product, and will provide letters to applicable regulatory agencies evidencing the transfer of any Regulatory Approvals (including any INDs or foreign counterparts) to Amunix.
(iii) To the extent any Naia Intellectual Property is necessary to use, make, have made, sell, offer for sale, import or otherwise exploit the Licensed Product(s) subject to termination, Naia hereby grants Amunix a worldwide, perpetual, irrevocable, sublicensable non-exclusive license to practice such Intellectual Property in the development and commercialization of such affected Licensed Product(s).
(iv)     As soon as reasonably possible with respect to any termination of this Agreement subject to this Section 8.5(g) (other than a termination resulting from Amunix’s breach), the Parties shall (1) enter into reasonable good faith negotiations concerning the commercially reasonable value of the assets transferred, and rights licensed, to Amunix pursuant to clauses (i), (ii), and (iii) above, which value shall, in any event, reasonably take into account the facts and circumstances at such time and (2) use Commercially Reasonable Efforts to reach written agreement, within ninety (90) days of such termination, on the commercially reasonable financial consideration to be paid to Naia in exchange for such transfers and licenses (which (q) may include upfront payments, milestone payments, and/or royalties, as may be commercially reasonable and, upon such written agreement or, absent such agreement, any determination of such consideration as otherwise set forth below, (r) shall be paid to Naia by Amunix). If the Parties are unable to reach written agreement with respect thereto within such ninety (90) day period pursuant to the foregoing, the form and amount of such consideration to be paid to Naia in exchange for the performance of its obligations, and grant or transfer of rights and assets, under this Section 8.5(g) shall, if and as requested by either Party in writing by notice to the other Party, be determined pursuant to Section 9.2(b), and any such determination shall be binding on the Parties. Notwithstanding anything to the contrary, any above-referenced assignment or grant of any tangible or intangible assets or rights to Amunix by Naia shall be made subject to any such rights any Sublicensee whose rights to Licensed Products survive such termination as contemplated by Section 8.5(f) may have with respect to any such rights or assets.
(v)    In the event of any assignment of an Accepted Third Party Asset, or grant of rights under subsection (ii) or (iii) above, under this Section 8.5(g), any amounts that thereafter become due to any Third Parties by Amunix, Naia, or any Affiliate thereof with respect to such Accepted Third Party Asset or grant of rights by Amunix’s, its Affiliates’, or their licensees’ or sublicensees’ possession, use or exercise of any of the foregoing, or any development, manufacture, or commercialization of Licensed Products, by or on behalf of Amunix, any Affiliate thereof, or any licensee, sublicensee, assignee, or transferee of any of the foregoing shall be the responsibility of Amunix and shall be paid by Amunix to such Third Parties in accordance with the applicable terms (in the case of the agreement imposing such payment obligation being assigned to Amunix) or Naia in reasonably sufficient time to enable Naia or any Affiliate thereof to comply with any such payment obligations (in the case of the agreement imposing such payment obligation not being assigned to Amunix), provided that, notwithstanding anything to the contrary, in the case of any such payment obligations arising as a result of the grant of any rights under subsection (ii) or (iii) above, Naia shall disclose such payment obligations to Amunix as soon as reasonably possible upon becoming aware of an impending applicable termination and the rights to which such payment obligations correspond shall only be granted under subsection (ii) or (iii) above to the extent Amunix elects in writing to Naia prior to such termination to accept such grant and its corresponding payment obligations.
(h)Termination of this Agreement is without prejudice to any of the other rights and remedies conferred on the terminating Party by this Agreement or by applicable law.
8.6Survival in All Cases. Termination of this Agreement shall be without prejudice to or limitation on any other remedies available nor any accrued obligations of either Party. Sections 2.6(b), 2.4(d), 3.6, 3.8. 3.9, 4.1, 4.2(c), 4.2(d), 4.2(f), 6.3, 8.5, and 8.6 and Articles 1, 5, 7 and 9 shall survive any expiration or termination of this Agreement.

ARTICLE 9
MISCELLANEOUS
9.1Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

9.2Dispute Resolution.

(a)    General. Except with respect to any matter subject to Section 9.2(b) below, before filing any suit with respect to any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, the Parties will make senior executives of the Parties (for Amunix its CEO (or his designee having sufficient authority), for Naia its CEO (or a designee having sufficient authority)) available for good faith discussion over a period of not less than thirty (30) days and make a good faith attempt to resolve the matter without engaging in litigation.

(b)    Termination-Related Payments. In the event the Parties are unable to agree on the financial consideration to be paid to Naia by Amunix in exchange for the assignments, transfers and licenses described in clauses (i), (ii), or (iii) of Section 8.5(g) as contemplated by clause (iv) of Section 8.5(g), and, following the period set forth therein, either Party notifies the other that it wishes such matters to be determined pursuant to this Section 9.2(b), such matter shall be resolved in accordance with the process set forth in Exhibit D with the arbitrator being reasonably expert in biopharmaceutical licensing transactions; provided, however, that after the arbitrator has made its selection of the financial consideration as provided in Exhibit D, Amunix shall have the right to either (a) accept such financial consideration and the Parties would execute the agreement including such financial consideration or (b) reject such financial consideration, in which case the Parties shall not be obligated to execute the agreement including such financial consideration and the licenses, transfers, and assignments by Naia to Amunix under Sections 8.5(g)(i)-(iii) shall not occur.

9.3Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of California or in state court in the County of Santa Clara, California, and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

9.4Entire Agreement. This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter (including that certain Binding Option Agreement between the Parties dated August 15, 2014 and the Existing License), provided that, notwithstanding the foregoing, the Side Letter shall remain in effect. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

9.5Assignment. Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth as follows:

(a)Amunix may assign this Agreement in its entirety without the consent of Naia to (i) its Affiliate; (ii) a Third Party or Affiliate which is the successor in connection with a Change of Control of Amunix or (iii) another entity that is or becomes the successor to all or substantially all of Amunix’s assets or business (or that portion thereof to which this Agreement relates) in connection with the spin-out, sale, divestiture or transfer of all or substantially all of Amunix’s assets or business (or that portion thereof) to which this Agreement relates.
(b)Naia may assign this Agreement in its entirety without the consent of Amunix to (i) its Affiliate; (ii) a Third Party or Affiliate which is the successor in connection with a Change of Control of Naia or (iii) another entity that is or becomes the successor to all or substantially all of Naia’s assets or business (or that portion thereof to which this Agreement relates) in connection with the spin-out, sale, divestiture or transfer of all or substantially all of its assets or business (or that portion thereof to which this Agreement relates).
(c)Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any successor or assignee of rights and obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and obligations following the applicable assignment. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void. In the event of Amunix’s Change of Control, “Amunix Intellectual Property” shall exclude any Patents and Know-How Controlled by any successor of Amunix (or any Affiliate thereof, excluding the Party hereto that becomes an Affiliate of the successor as a result of such transaction) prior to the acquisition and which (i) were not obtained from Naia or its Affiliates or (ii) Cover inventions or comprise Know-How developed outside of and unrelated to any activities under this Agreement. In the event of Naia’s Change of Control, “Naia Intellectual Properly” shall exclude any Patents and Know-How Controlled by any successor of Naia (or any Affiliate thereof, excluding the Party hereto that becomes an Affiliate of the successor as a result of such transaction) prior to the acquisition and which (i) were not obtained from Naia or its Affiliates or (ii) Cover inventions or comprise Know-How developed outside of and unrelated to any activities under this Agreement.
9.6Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.
9.7Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than six (6) months. For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.
9.8Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.
If to Amunix:
Volker Schellenberger, Ph.D.

President and CEO
Amunix Operating Inc.
500 Ellis Street
Mountain View, CA 94043
In the case of Naia:
Naia Rare Diseases, Inc.
c/o RDD Pharma Ltd.
8480 Honeycutt Road Suite 120
Raleigh, NC 27615
Attention: John Temperato

9.9Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
9.10Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.
9.11Certain Conventions. Any reference in this Agreement to an Article, subarticles, Section, paragraph, clause or Exhibit shall be deemed to be a reference to an Article, subarticles, Section, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (c) words using the singular shall include the plural, and vice versa; and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and the words “exclude,” “excludes” and “excluding” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import.
9.12No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.
9.13Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.
9.14Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall take reasonable steps to cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 5, and shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 4 as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.
9.15Insurance. Naia shall maintain insurance from the commencement of Stage 2 and for a period of at least three (3) years after the last commercial sale of the Licensed Product under this Agreement, or, if development of Licensed Product ceases prior to Regulatory Approval, three (3) years after termination of such development, with an insurer having A.M. Best’s rating of Class A-V (or its equivalent) or higher status in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, as reasonably determined by Naia on a country-by-country basis, but, in all cases must maintain insurance at least as protective as that detailed in Exhibit E. Upon request, Naia shall provide Amunix with evidence of the existence and maintenance of such insurance coverage.
9.16Anti-Corruption. Neither Party shall perform any actions that are prohibited by local and other anti-corruption laws (including the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other Third Party related to the activities under this Agreement in a manner that would violate Anti-Corruption Laws.

9.17Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

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IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first set forth above.
AMUNIX PHARMACEUTICALS, INC.                NAIA RARE DISEASES, INC.
By: /s/ Angie You     By: /s/ Daniel Perez
Name: Angie You    Name: Daniel Perez
Title: CEO    Title: CEO

EXHIBITS LIST
A – AMUNIX LISTED PATENTS
B – LEAD MOLECULE
C – XTEN SEQUENCES
D – BASEBALL ARBITRATION
E – INSURANCE